EXHIBIT 2.5


                           CERTIFICATE OF APPROVAL OF
                             AGREEMENT OF MERGER OF
                       WORLDBID (ACQUISITION) CORPORATION


     Scott Wurtele, President, and Barry Alexander, Secretary, of Worldbid (Acquisition) Corporation, a corporation duly organized and existing under the laws of the State of Nevada (the "Corporation"), do hereby certify:

     1. That they are the duly elected, acting and qualified President and Secretary, respectively, of the Corporation.

     2. There is one authorized class of stock, consisting of One Million (1,000,000) shares of Common Stock. There was one (1) share of Common Stock outstanding and entitled to vote on the Agreement of Merger in the form attached.

     3. The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the Corporations Code of the State of California.

     4. The Agreement of Merger was approved by the holders of at least a majority of the outstanding shares of Common Stock of the Corporation. The percentage of the Corporation's outstanding shares entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in Victoria, British Columbia, on February 15, 2001.



                                        By: /s/ Scott Wurtele
                                            ------------------------------------
                                              Name:  Scott Wurtele
                                              Title: President


                                        By: /s/ Barry Alexander
                                           -------------------------------------
                                              Name:  Barry Alexander
                                              Title: Secretary